PROSPECTUS SUPPLEMENT
(To Prospectus dated February 8, 1996)

                                  $300,000,000

                                     [LOGO]

                    5-5/8% Senior Notes due February 15, 2001

     Interest on the 5-5/8% Senior Notes due February 15, 2001 (the "Offered Notes") is payable semiannually on February 15 and August 15, commencing August 15, 1996. The Offered Notes will not be subject to redemption by Citicorp prior to maturity. See "Description of Offered Notes."

     The Offered Notes will be represented by one or more Global Securities registered in the name of The Depository Trust Company, as depositary, or its nominee. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (as defined herein) and its participants. Except as described under "Description of Offered Notes--Book-Entry System," Offered Notes in definitive form will not be issued. The Offered Notes will trade in the Depositary's Same-Day Funds Settlement System until Maturity, and secondary market trading activity in the Offered Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by Citicorp in immediately available funds. See "Description of Offered Notes--Book-Entry System."

                              --------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE NOTES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS BUT ARE UNSECURED DEBT OBLIGATIONS OF CITICORP AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                              --------------------

================================================================================
                          Price to           Underwriting           Proceeds to
                          Public(1)           Discount(2)         Citicorp(1)(3)
--------------------------------------------------------------------------------
Per Offered Note .....       99.969%              0.350%                99.619%
Total ................ $299,907,000          $1,050,000           $298,857,000
================================================================================

(1)  Plus accrued interest, if any, from February 13, 1996.

(2) Citicorp has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
     See "Underwriting."

(3)  Before deducting expenses payable by Citicorp.

                              --------------------

     The Offered Notes are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, and delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that the Offered Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York on or about February 13, 1996, against payment therefor in immediately available funds.

CITICORP SECURITIES, INC.

                     BEAR, STEARNS & CO. INC.

                                     SALOMON BROTHERS INC
                                                            UBS SECURITIES INC.
February 8, 1996

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SENIOR NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     FOR NORTH CAROLINA RESIDENTS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.

                             SUMMARY FINANCIAL DATA

     The following table sets forth, in summary form, certain financial data for Citicorp and its consolidated subsidiaries for each of the years in the three-year period ended December 31, 1995. This summary is qualified in its entirety by the detailed information and financial statements included in the documents incorporated by reference; this summary is not covered by the Report of Independent Auditors incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the Prospectus.



                                                                                Year Ended December 31,
                                                                        -------------------------------------
                                                                          1995           1994           1993
                                                                        -------        -------        -------
                                                                       (In millions, except per share amounts)
Net Interest Revenue ...............................................    $ 9,951        $ 8,911        $ 7,690
Fees, Commissions and Other Revenue ................................      8,727          7,837          8,385
                                                                        -------        -------        -------
   Total Revenue ...................................................     18,678         16,748         16,075
Provision for Credit Losses ........................................      1,991          1,881          2,600
Operating Expense ..................................................     11,102         10,256         10,615
                                                                        -------        -------        -------
Income Before Taxes and Cumulative Effects of
 Accounting Changes ................................................      5,585          4,611          2,860
Income Taxes .......................................................      2,121          1,189            941
                                                                        -------        -------        -------
Income Before Cumulative Effects of Accounting Changes .............      3,464          3,422          1,919
Cumulative Effects of Accounting Changes(A) ........................         --            (56)           300
                                                                        -------        -------        -------
   Net Income ......................................................    $ 3,464        $ 3,366        $ 2,219
                                                                        =======        =======        =======
Income Applicable to Common Stock ..................................    $ 3,126        $ 3,010        $ 1,900
                                                                        =======        =======        =======

Earnings Per Share(B):
 On Common and Common Equivalent Shares:
  Income Before Cumulative Effects of Accounting Changes ...........    $  7.21        $  7.15        $  3.82
  Cumulative Effects of Accounting Changes(A) ......................         --           (.12)           .68
                                                                        -------        -------        -------
   Net Income ......................................................    $  7.21        $  7.03        $  4.50
                                                                        =======        =======        =======

 Assuming Full Dilution

  Income Before Cumulative Effects of Accounting Changes ...........    $  6.48        $  6.40        $  3.53
  Cumulative Effects of Accounting Changes(A) ......................         --           (.11)           .58
                                                                        -------        -------        -------
   Net Income ......................................................    $  6.48        $  6.29        $  4.11
                                                                        =======        =======        =======

Period-End Balances:                                                                (In billions)
 Total Loans, Net of Unearned Income ...............................    $ 165.6        $ 152.4        $ 139.0
 Total Assets(C) ...................................................      256.9          250.5          216.6
 Total Deposits ....................................................      167.1          155.7          145.1
 Debt(D) ...........................................................       18.5           17.9           18.2
 Total Stockholders' Equity(E) .....................................       19.6           17.8           14.0

-------------


(A) Refers to the adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1994 and SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1993.

(B) Based on net income after deducting preferred stock dividends, except where conversion is assumed, and, unless anti-dilutive, the after-tax dividend equivalents on shares issuable under Citicorp's Executive Incentive Compensation Plan.

(C) Reflects the adoption of FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," effective January 1, 1994.

(D) Debt includes long-term debt and subordinated capital notes.

(E) Reflects the adoption of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994.

                        RATIOS OF INCOME TO FIXED CHARGES

     For the fiscal years ended December 31, 1995, 1994, 1993, 1992 and 1991, Citicorp's consolidated ratios of income to fixed charges, computed as set forth below, were as follows:


                                                                           Year Ended December 31,
                                                          -----------------------------------------------------
                                                           1995        1994        1993       1992        1991
                                                          ------      ------      ------     ------      ------
Income to Fixed Charges:
 Excluding Interest on Deposits .......................    2.31        1.76        1.44       1.24        0.96
 Including Interest on Deposits .......................    1.42        1.31        1.18       1.09        0.99


     Income for the year ended December 31, 1991 was inadequate to cover fixed charges by $237 million. For purposes of computing the consolidated ratio of income to fixed charges, income represents net income (or net loss), before extraordinary items and cumulative effects of accounting changes, plus income taxes and fixed charges. Fixed charges, excluding interest on deposits, represent interest expense (except interest paid on deposits) and the interest factor included in rents. Fixed charges, including interest on deposits, represent all interest expense and the interest factor included in rents.

                          DESCRIPTION OF OFFERED NOTES

GENERAL

     The 5-5/8% Senior Notes due February 15, 2001 (the "Offered Notes") offered hereby will be issued under the Indenture (the "Original Indenture"), dated as of September 1, 1989, between Citicorp and United States Trust Company of New York, as Trustee (the "Trustee"), as supplemented by a First Supplemental Indenture (the "First Supplemental Indenture"), dated as of September 25, 1990, between Citicorp and the Trustee (the Original Indenture together with the First Supplemental Indenture, the "Indenture"), referred to in the accompanying Prospectus. Capitalized terms used and not defined herein have the meanings assigned to them in the accompanying Prospectus and in the Indenture.

     The Offered Notes will constitute a single series of Senior Notes for purposes of the Indenture and will be limited to $300,000,000 aggregate principal amount. The Offered Notes will mature on February 15, 2001 and will bear interest from February 13, 1996 at the rate per annum shown on the front cover of this Prospectus Supplement, payable semiannually on February 15 and August 15 of each year, commencing August 15, 1996, and at Maturity, to the Person in whose name the Offered Note (or any predecessor Offered Note) is registered at the close of business on the February 1 or August 1 next preceding such Interest Payment Date. The Offered Notes will not be subject to any sinking fund or provide for redemption at the option of Citicorp or the Holder prior to Maturity. The Offered Notes will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of Citicorp.

     For a description of the rights attaching to different series of Senior Notes under the Indenture (including the Offered Notes), see "Description of Notes" in the accompanying Prospectus.

BOOK-ENTRY SYSTEM

     The Offered Notes will be issued in the form of one or more permanent global securities (the "Global Securities"), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and will be registered in the name of the Depositary or a nominee of the Depositary. Except as set forth below, the Offered Notes will be available for purchase in denominations of $1,000 and integral multiples thereof in book-entry form only.

     Ownership of Offered Notes will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of Offered Notes by participants will only be evidenced by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee, as the case may be. Ownership of Offered Notes by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. None of Citicorp, the Trustee or any agent of Citicorp or the Trustee will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to or payments made on account of beneficial ownership interests in the Offered Notes represented by the Global Securities or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such beneficial ownership interests.

     Citicorp has been advised by the Depositary that upon the issuance of the Global Securities, and the deposit of such Global Securities with or on behalf of the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the Offered Notes represented by the Global Securities to the accounts of participants. The accounts to be credited shall be designated by the Underwriters.

     Payments of principal of and interest on the Offered Notes represented by the Global Securities registered in the name of the Depositary or its nominee will be made to the registered owner of the Offered Notes represented by the Global Securities. Such payments will be made in immediately available funds at the offices of Citibank, N.A., as Paying Agent, in New York, provided that, in the case of payments of principal, the Global Securities are presented in a timely manner to the Paying Agent. None of Citicorp, the Trustee or any agent of Citicorp or the Trustee will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to or payments made on account of beneficial ownership interests in the Offered Notes represented by the Global Securities or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such beneficial ownership interests.

     Citicorp has been advised by the Depositary that upon receipt of any payment in respect of the Global Securities, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in Offered Notes represented by the Global Securities as shown on the records of the Depositary. Payments by participants to owners of the Offered Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

     The Global Securities may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to another nominee of the Depositary.

     Offered Notes represented by the Global Securities are exchangeable for definitive Offered Notes in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the Depositary notifies Citicorp that it is unwilling or unable to continue as Depositary for the Global Securities or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (y) Citicorp in its sole discretion determines that such Offered Notes shall be exchangeable for definitive Offered Notes in registered form or (z) any event shall have happened and be continuing which, after notice or lapse of time, or both, would become an Event of Default with respect to the Offered Notes. If the Global Securities become exchangeable pursuant to the preceding sentence, they shall be exchangeable in whole for definitive Offered Notes in registered form in denominations of $1,000 and integral multiples thereof. Such definitive Offered Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the security registrar. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of Offered Notes.

     Except as provided above, owners of Offered Notes will not be entitled to receive physical delivery of Offered Notes in definitive form and will not be considered the Holders thereof for any purpose under the Indenture, and the Global Securities shall not be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning an Offered Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Indenture provides that the Depositary, as a Holder, may appoint agents and otherwise authorize participants to give any notice or take any other action which a Holder is entitled to give or take under the Indenture. Citicorp understands that, under existing industry practices, in the event that Citicorp requests any action of Holders or an owner of an Offered Note desires to take any action a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants owning the relevant Offered Notes to take such action, and such participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depositary has advised Citicorp that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Settlement for the Offered Notes will be made in same day funds. All payments of principal and interest will be made by Citicorp in same day funds. The Offered Notes will trade in the Same-Day Funds Settlement System of the Depositary until Maturity, and secondary market trading activity for the Offered Notes will therefore settle in same day funds.

                                  UNDERWRITING

     The Underwriters named below have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from Citicorp the respective principal amounts of Offered Notes set forth below.

                                                               Principal
                                                               Amount of
                                                                Offered
               Underwriter                                       Notes
               -----------                                    ------------
     Citicorp Securities, Inc. .............................  $ 75,000,000
     Bear, Stearns & Co. Inc ...............................    75,000,000
     Salomon Brothers Inc ..................................    75,000,000
     UBS Securities Inc. ...................................    75,000,000
                                                              ------------
        Total ..............................................  $300,000,000
                                                              ============

     Under the terms of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Offered Notes, if any are taken.

     Citicorp has been advised by the Underwriters that the several Underwriters propose initially to offer the Offered Notes to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and to certain securities dealers, including any Underwriter, at such public offering price less a concession not in excess of 0.225% of the principal amount of the Offered Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.125% of the principal amount of the Offered Notes to certain brokers and dealers. After the initial public offering of the Offered Notes, the public offering price and other selling terms may from time to time be varied by the Underwriters.

     The Offered Notes are a new issue of securities with no established trading market. Citicorp has been advised by the Underwriters that they intend to make a market in the Offered Notes, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Notes.

     Citicorp has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     This Prospectus Supplement and Prospectus may be used by Citicorp Securities, Inc., a wholly owned subsidiary of Citicorp, in connection with offers and sales related to secondary market transactions in the Offered Notes. Citicorp Securities, Inc. may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

     The participation of Citicorp Securities, Inc. in offers and sales of the Offered Notes will comply with the requirements of Schedule E of the By-laws of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting securities of an affiliate.

     Each NASD member participating in offers and sales of the Offered Notes will not execute a transaction in the Offered Notes in a discretionary account without the prior written specific approval of the member's customer.

     The Underwriters each engage in transactions with and perform services for Citicorp in the ordinary course of business.

                            VALIDITY OF OFFERED NOTES

     The validity of the Offered Notes will be passed upon for Citicorp by Stephen E. Dietz, Associate General Counsel of Citibank, N.A., and for the Underwriters by Sullivan & Cromwell, New York, New York. Mr. Dietz owns or has the right to acquire a number of shares of common stock of Citicorp equal to less than .01% of the outstanding common stock of Citicorp.

PROSPECTUS
----------
                                     [LOGO]

                                  Senior Notes

                               Subordinated Notes

     This Prospectus may be used in connection with the offering of Citicorp's unsecured debt securities, which may be either senior (the "Senior Notes") or subordinated (the "Subordinated Notes" and, together with the Senior Notes, the "Notes"). The Notes may be offered, separately or together, in separate series in amounts, at prices and on terms determined at the time of sale and set forth in one or more supplements to this Prospectus (collectively, the "Prospectus Supplement"). Pursuant to the terms of the Registration Statement of which this Prospectus forms a part,Citicorp's preferred stock, depositary shares, common stock and warrants may also be offered under the Registration Statement.

     The Senior Notes will rank equally with all other unsecured and unsubordinated indebtedness of Citicorp. The Subordinated Notes will be subordinate to all existing and future Senior Indebtedness (as defined herein). See "Description of Notes."

                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------

THE NOTES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS BUT ARE UNSECURED DEBT OBLIGATIONS OF CITICORP AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                              --------------------




                 The date of this Prospectus is February 8, 1996

     The specific terms of each series of Notes offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, which will identify any underwriters or agents for the Notes being offered thereby and their compensation, and the public offering or purchase price.

     With respect to each series of Notes, the related Prospectus Supplement will set forth the aggregate principal amount offered, the rate and time of payment of interest, if any, the authorized denominations, the maturity, priority, premium, if any, any terms for redemption or conversion at the option of Citicorp or the holder, the currency or composite currency, if not the U.S. dollar, in which the Notes are denominated, and any mandatory or optional sinking fund or analogous provisions.

     The Prospectus Supplement will also contain information, where applicable, concerning certain United States federal income tax considerations relating to, and as to any listing on a securities exchange of, the Notes covered by such Prospectus Supplement.

     The Notes may be offered by Citicorp directly to purchasers, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. If Citicorp, directly or through agents, solicits offers to purchase Notes, Citicorp reserves the sole right to accept and, together with its agents, to reject in whole or in part any proposed purchase of Notes. Affiliates of Citicorp may from time to time act as agents or underwriters in connection with the sale of Notes to the extent permitted by applicable law.

     If any agent or underwriter is involved in the sale of Notes offered hereby, the name of such agent or underwriter and any applicable commissions or discounts will be set forth in, or will be calculable from, the applicable Prospectus Supplement, and the net proceeds to Citicorp from such sale will be the purchase price of such offered Notes less such commissions or discounts and other attributable issuance and distribution expenses. See "Plan of Distribution" for possible indemnification arrangements for agents, underwriters and their controlling persons.

     This Prospectus and related Prospectus Supplements may be used by direct or indirect subsidiaries of Citicorp in connection with offers and sales related to secondary market transactions in the Notes. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

     This Prospectus may not be used to consummate sales of Notes unless a Prospectus Supplement is also delivered. The delivery of this Prospectus together with a Prospectus Supplement relating to particular Notes shall not constitute an offer in any jurisdiction of any of the other Notes covered by this Prospectus.

     FOR NORTH CAROLINA RESIDENTS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                              AVAILABLE INFORMATION

     Citicorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of securities of Citicorp and any material interest of such persons in transactions with Citicorp is disclosed in proxy statements distributed to stockholders of Citicorp and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning Citicorp also may be inspected at the offices of the New York Stock Exchange, the American Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Citicorp are incorporated as of their respective filing dates in this Prospectus by reference:

     (1) Annual Report and Form 10-K for the fiscal year ended December 31, 1994, filed pursuant to Section 13 of the Exchange Act;

     (2) Financial Review and Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, filed pursuant to Section 13 of the Exchange Act; and

     (3) Current Reports on Form 8-K dated January 17, 1995, April 18, 1995, July 18, 1995, October 17, 1995 and January 16, 1996, filed pursuant to Section 13 of the Exchange Act.

     All reports subsequently filed by Citicorp pursuant to Sections 13(a) and
(c) of the Exchange Act, any definitive proxy or information statements filed pursuant to Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby (the "Securities") shall be incorporated by reference into this Prospectus and be a part hereof. Any statement contained herein or in a document incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Prospectus.

     Citicorp will provide without charge to each person to whom this Prospectus is delivered, on the request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests should be directed to Citicorp, 399 Park Avenue, New York, New York 10043, Attention: Investor Relations Department, (212) 559-2718.

                                    CITICORP

     Citicorp, whose principal subsidiary is Citibank, N.A. ("Citibank"), is a holding company incorporated under the laws of the State of Delaware on December 4, 1967. The principal office of Citicorp is located at 399 Park Avenue, New York, New York 10043; its telephone number is (212) 559-1000. Through its subsidiaries and affiliates, including Citibank, Citicorp is a global financial services organization serving the financial needs of individuals, businesses, governments and financial institutions in the United States and throughout the world.

HOLDING COMPANY

     Citicorp is a legal entity separate and distinct from Citibank and its other subsidiaries and affiliates. The proceeds of Citicorp debt and equity issuances are provided to its subsidiaries both as equity investments and advances or are held primarily in liquid investments. Citicorp derives revenues through interest payments and dividends on its subsidiary advances and investments and from earnings on its liquid asset portfolio. These revenues are used to defray Citicorp's operating expenses, service its debt and pay dividends to holders of its preferred and common shares.

     There are various legal limitations on the extent to which Citicorp's bank subsidiaries may extend credit, pay dividends or otherwise supply funds to Citicorp. The approval of the Office of the Comptroller of the Currency is required if total dividends declared by a national bank in any calendar year exceed net profits (as defined) for that year combined with its retained net profits for the preceding two years. In addition, dividends for such a bank may not be paid in excess of the bank's undivided profits. State-chartered bank subsidiaries are subject to dividend limitations imposed by applicable state law. In determining whether and to what extent to pay dividends, each bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements as well as policy statements of the federal regulatory agencies that indicate that banking organizations should generally pay dividends out of current operating earnings.

     Citicorp also derives dividends from its non-bank subsidiaries, including the holding company that owns many of Citicorp's domestic banks. These subsidiaries are not subject to regulatory restrictions on their payment of dividends to Citicorp, except that the approval of the Office of Thrift Supervision may be required if total dividends declared by a savings association in any calendar year exceed amounts specified in that agency's regulations. In addition, there are numerous governmental requirements and regulations that affect the activities of Citicorp and its bank and non-bank subsidiaries.

     Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, Citicorp may be required to commit resources to its subsidiary banks in circumstances where it might not otherwise do so.

     Because Citicorp is a holding company, its rights and the rights of its creditors and stockholders, including the holders of the Securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Citicorp may itself be a creditor with recognized claims against the subsidiary.

                                 USE OF PROCEEDS

     Citicorp intends to apply the net proceeds from the sale of the Securities to its general funds to be used by its management for corporate purposes, principally to fund investments in, or extensions of credit to, banking and non-banking subsidiaries. Except as otherwise described in a Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of the applicable Prospectus Supplement, although the management of Citicorp will have determined that funds should be raised at that time in anticipation of future funding requirements of the subsidiaries. The precise amount and timing of such investments in and extensions of credit to the subsidiaries will depend upon their funding requirements and the availability of other funds to Citicorp and its subsidiaries.

                              DESCRIPTION OF NOTES

GENERAL

     The Senior Notes offered hereby are to be issued under an indenture dated as of September 1, 1989, between Citicorp and United States Trust Company of New York, as trustee (the "Senior Trustee"), as supplemented by a first supplemental indenture dated as of September 25, 1990 between Citicorp and the Senior Trustee (such indenture, together with the first supplemental indenture thereto, is referred to herein as the "Senior Indenture").

     The Subordinated Notes offered hereby are to be issued under an indenture dated as of April 1, 1991 (the "Original Subordinated Indenture"), between Citicorp and Chemical Bank, as trustee (the "Subordinated Trustee" and, together with the Senior Trustee, the "Trustees"), as supplemented by a first supplemental indenture dated as of November 27, 1992 (the "First Supplemental Indenture") between Citicorp and the Subordinated Trustee (the Original

Subordinated Indenture together with the First Supplemental Indenture is referred to herein as the "Subordinated Indenture"). The First Supplemental Indenture was entered into in response to an interpretation of the staff of the Board of Governors of the Federal Reserve System concerning the capital treatment of subordinated debt and amended the Original Subordinated Indenture by removing a restrictive covenant relating to liens on the stock of Citibank and by narrowing the definition of "Event of Default" to provide that the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) for Citicorp or substantially all of its property (rather than a substantial part of its property) is an Event of Default. These amendments do not apply to any series of Subordinated Notes issued prior to the execution of the First Supplemental Indenture (the "Original Subordinated Notes") and, therefore, holders of Original Subordinated Notes could be entitled to demand immediate payment of their securities upon the occurrence of certain events of bankruptcy or insolvency which would not entitle the holders of Subordinated Notes offered hereby or issued since the execution of the First Supplemental Indenture to demand such payment.

     A copy of each of the Senior Indenture and the Subordinated Indenture (each an "Indenture" and together the "Indentures") is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Indenture, including the definition therein of certain terms.

     Each Indenture provides that Notes, in addition to the Notes previously issued under such Indenture, may be issued in separate series thereunder without limitation as to aggregate principal amount, as authorized from time to time by, or pursuant to resolutions of, Citicorp's Board of Directors. (Indentures ss.301). The Notes may be issued from time to time in one or more series. The particular terms of each series of Notes offered by a Prospectus Supplement will be described in such Prospectus Supplement relating to such series.

     The Senior Notes of each series will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of Citicorp. The Subordinated Notes of each series will be unsecured and will rank pari passu with all other unsecured and subordinated indebtedness of Citicorp other than subordinated indebtedness as to which, in the instrument creating or evidencing the same, or pursuant to which the same is outstanding, it is provided that such indebtedness is junior to the Subordinated Notes.

     Citicorp may offer under this Prospectus series of Notes under indentures or documentation containing provisions which may differ from those included in the Indentures or any indenture or documentation applicable to other outstanding series of Citicorp indebtedness, provided that the material provisions of the indenture or documentation under which such series of Notes is issued will be described in the Prospectus Supplement relating to such series of Notes.

     The applicable Prospectus Supplement will describe the following terms of the Notes of each series: (1) the title of the Notes and whether they are Subordinated Notes or Senior Notes; (2) any limit on the aggregate principal amount of the Notes; (3) whether the Notes are to be issuable as Registered Notes or Bearer Notes (each as defined below) or both, and whether any of the Notes are to be issuable in temporary or permanent global form; (4) the price at which the Notes will be issued; (5) the date on which the Notes will mature; (6) the rate per annum at which the Notes will bear interest, if any, or the formula pursuant to which such rate will be determined, and the date from which any such interest will accrue; (7) the Interest Payment Dates on which any such interest on the Notes will be payable and the Regular Record Date for any interest payable on any Registered Notes on any Interest Payment Date; (8) the person to whom any interest on any Registered Note of such series will be payable, if other than the person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Note of such series will be payable, if otherwise than upon presentation and surrender of coupons appertaining thereto, and the extent to which, or the manner in which, any interest payable on a temporary global Note on an Interest Payment Date will be paid if other than in the manner described under "Temporary Global Notes" below and the extent to which, or the manner in which, any interest payable on a permanent global Note on an Interest Payment Date will be paid; (9) each office or agency where, subject to the terms of the applicable Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Notes will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under "Form, Exchange, Registration and Transfer," the Notes may be presented for registration of transfer or exchange; (10) the period or periods within which and the price or prices at which the Notes may, pursuant to any optional redemption provisions, be redeemed, in whole or in part, and the other terms and provisions of any such optional redemption provisions; (11) the obligation, if any, of Citicorp to redeem or purchase the Notes pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period within which and the price at which the Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation, and the other terms and provisions of such obligation; (12) the denominations in which any Registered Notes will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which Bearer Notes will be issuable, if other than denominations of $5,000 and integral multiples thereof; (13) the currency or currency units of payment of principal of and any premium and interest on the Notes, if other than U.S. dollars; (14) any index or formula (which may be based on the value of any currencies, commodities, securities or any group or combination thereof) used to determine the amount of payments of principal of and any premium on the Notes; (15) if applicable, the fact that the terms of the applicable Indenture described below under "Defeasance and Covenant Defeasance" will not apply to such series; (16) the application, if any, of the terms of the applicable Indenture described below under "Assumption of Obligations" to any series of Notes issuable as Bearer Notes; (17) any additional restrictive covenants included for the benefit of the holders of such Notes; (18) any additional Events of Default provided with respect to such Notes; (19) information with respect to book-entry procedures, if any; and (20) any other terms of the Notes not inconsistent with the provisions of the applicable Indenture. (Indentures ss.301). Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Notes of such series. If Citicorp has an obligation to redeem or purchase the Notes at the option of the holder thereof as provided in the applicable Prospectus Supplement pursuant to clause (11) above, Citicorp will comply with any applicable provisions of Section 14(e) of the Exchange Act and the related rules and regulations in connection with such redemption or purchase.

     Notes of any series may be issued as Original Issue Discount Notes. An Original Issue Discount Note is a Note, including any zero-coupon Note, which is issued at a price lower than the amount payable upon the Stated Maturity thereof and which provides that upon redemption or acceleration of the Maturity thereof an amount less than the amount payable upon the Stated Maturity thereof and determined in accordance with the terms of such Note shall become due and payable. United States Holders of Original Issue Discount Notes having a maturity of more than one year from their date of issue will have to include original issue discount in income for federal income tax purposes as it accrues, generally before receipt of cash attributable to such income.

     To the extent described in the applicable Prospectus Supplement, Notes may be convertible or exchangeable, at the option of the holder or Citicorp, into common stock or other securities of Citicorp or another issuer. Any applicable conversion or exchange provisions will be described in the Prospectus Supplement.

     Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the applicable Indenture would not necessarily afford holders of either the Senior Notes or the Subordinated Notes protection in the event of a decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Notes of a series may be issued in registered form ("Registered Notes") or bearer form ("Bearer Notes") or any combination thereof. Each Indenture also provides that Notes of a series may be issued in temporary or permanent global form. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Notes (other than Bearer Notes in temporary or global form) will have interest coupons attached. (Indentures ss.201). See "Temporary Global Notes" and "Permanent Global Notes."

     In connection with its sale during the restricted period (as defined below under "Limitations on Issuance of Euro-Notes"), no Note issued in bearer form or issued in global form and exchangeable for Notes in bearer form (together, "Euro-Notes") shall be delivered to any location in the United States or its possessions and a Euro-Note (not including a Note in temporary global form) may be delivered in definitive form only if, prior to such delivery, the owner of such Euro-Note or the financial institution or clearing organization through which the owner holds such Euro-Note, directly or indirectly, provides a written certificate to Citicorp, in the form required by the applicable Indenture, to the effect that (a) such Euro-Note is owned by a person (other than a financial institution for purposes of resale during the restricted period) who is not a United States person; (b) such Euro-Note is owned by a United States person (other than a financial institution for purposes of resale during the restricted period) that is (i) a foreign branch of a United States financial institution or
(ii) a United States person that acquired such Euro-Note through the foreign branch of a United States financial institution and that for purposes of this certification holds such Euro-Note through such financial institution on the date of certification and, in either case, such United States financial institution provides a certificate to Citicorp or the distributor selling the Euro-Note stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as from time to time amended (the "Internal Revenue Code"), and the regulations thereunder; or
(c) such Euro-Note is owned by a financial institution for purposes of resale during the restricted period and such financial institution certifies that it has not acquired such Euro-Note for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. Upon exchange of a portion of a temporary global Note for an interest in a Euro-Note in permanent global form, such certification must be given in connection with the exchange. In the case of a Euro-Note in permanent global form, such certification must be given in connection with the notation of a beneficial ownership interest therein upon exchange of a portion of a temporary global Euro-Note. (Indentures ss.ss.303, 304). See "Temporary Global Notes" and "Limitations on Issuance of Euro-Notes."

     At the option of the holder, subject to the terms of the applicable Indenture, Registered Notes of any series will be exchangeable for other Registered Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Notes of any series are issuable as both Registered Notes and Bearer Notes, at the option of the holder, subject to the terms of such Indenture, Bearer Notes (with all unmatured coupons, except as provided below, and with all matured coupons in default) of such series will be exchangeable for Registered Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Notes surrendered in exchange for Registered Notes between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the Registered Note issued in exchange for such Bearer Note, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Registered Notes, including Registered Notes received in exchange for Bearer Notes, may not be exchanged for Bearer Notes. (Indentures ss.305). Each Bearer Note and any coupons appertaining thereto will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." (Indentures ss.201).

     Notes may be presented for exchange as provided above, and Registered Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Citicorp for such purpose without a service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected when the Security Registrar or such transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. Citicorp has appointed Citibank as Security Registrar. (Indentures ss.305). Citicorp may at any time rescind the designation of any transfer agent (other than the Security Registrar) or approve a change in the location through which any such transfer agent acts, except that if Notes of a series are issuable solely as Registered Notes, Citicorp will be required to maintain a transfer agent in each Place of Payment for such series, and if Notes of a series are issuable as Bearer Notes, Citicorp will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States and its possessions. Citicorp may at any time designate additional transfer agents with respect to any series of Notes. (Indentures ss.1002).

     In the event of any redemption in part, Citicorp shall not be required to
(i) issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before any selection for redemption of Notes of like tenor and of the series of which such Note is a part, and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Notes of like tenor and of such series to be redeemed; (ii) register the transfer of or exchange any Registered Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part; or (iii) exchange any Bearer Note so selected for redemption, except to exchange such Bearer Note for a Registered Note of that series and like tenor which is immediately surrendered for redemption. (Indentures ss.305).

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement and provided that the certificate described above under "Form, Exchange, Registration and Transfer" has been received, principal of and any premium and interest on Bearer Notes will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States and its possessions as Citicorp may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a financial institution located outside the United States and its possessions. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Bearer Note on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Indentures ss.1001). No payment with respect to any Bearer Note will be made at any office or agency of Citicorp in the United States or its possessions or by check mailed to any address in the United States or its possessions or by transfer to any account maintained with a financial institution located in the United States or its possessions. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Notes denominated and payable in U.S. dollars will be made at the office of the Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States and its possessions is illegal or effectively precluded by exchange controls or other similar restrictions. (Indentures ss.1002).

     Unless otherwise indicated in an applicable Prospectus Supplement, principal of and any premium and interest on Registered Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as Citicorp may designate from time to time, except that at the option of Citicorp payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. (Indentures ss.201). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Registered Note on any Interest Payment Date will be made to the Person in whose name such Registered Note (or Predecessor Note) is registered at the close of business on the Regular Record Date for such interest. (Indentures ss.307).

     Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office of Citibank in The City of New York will be designated as a Paying Agent for Citicorp for payments with respect to Notes of each series which are issuable solely as Registered Notes and as a Paying Agent for payments with respect to Notes of each series (subject to the limitations described above in the case of Bearer Notes) which are issuable solely as Bearer Notes or as both Registered Notes and Bearer Notes. Any Paying Agents outside the United States and its possessions and any other Paying Agents in the United States or its possessions initially designated by Citicorp for the Notes of each series will be named in the applicable Prospectus Supplement. Citicorp may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that if Notes of a series are issuable solely as Registered Notes, Citicorp will be required to maintain a Paying Agent in each Place of Payment for such series and, if Notes of a series are issuable as Bearer Notes, Citicorp will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Notes of the series (and for payments with respect to Bearer Notes of the series in the circumstances described above, but not otherwise) and (ii) a Paying Agent in a Place of Payment located outside the United States and its possessions where Notes of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided, however, that if the Notes of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited (the "London Stock Exchange"), the Luxembourg Stock Exchange or any other stock exchange located outside the United States and its possessions and such stock exchange shall so require, Citicorp will maintain a Paying Agent in London, Luxembourg or any other required city located outside the United States and its possessions for the Notes of such series. (Indentures ss.1002).

     After notice by publication, all moneys paid by Citicorp to a Paying Agent for the payment of the principal of and any premium or interest on any Note of any series which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Citicorp, and the holder of such Note or any coupon appertaining thereto may thereafter look only to Citicorp for payment thereof. (Indentures ss.1003).

TEMPORARY GLOBAL NOTES

     All Euro-Notes will initially be represented by one or more temporary global Notes, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels office, in its capacity as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Note and described in an applicable Prospectus Supplement (the "Exchange Date"), each such temporary global Note will be exchanged for definitive Bearer Notes, definitive Registered Notes or all or a portion of a permanent global Note, or any combination thereof, as specified in an applicable Prospectus Supplement, but, unless otherwise specified in an applicable Prospectus Supplement, only upon receipt by Euroclear or Cedel of written certification in the form and to the effect described above under "Form, Exchange, Registration and Transfer." No Note delivered in exchange for any portion of a temporary global Note shall be delivered to any location in the United States or its possessions in connection with such exchange.
(Indentures ss.304).

     Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of a temporary global Note payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Notes (including a permanent global Note) will be payable to the bearer and thus, while such temporary global Note is deposited with the common depositary for Euroclear and Cedel, will be paid to each of Euroclear and Cedel with respect to the portion of the temporary global Note held for its account for which it provides certification in the form described above under "Form, Exchange, Registration and Transfer." If an Interest Payment Date occurs prior to the issuance of definitive Notes (including a permanent global Note), written certification in the form and to the effect described above under "Form, Exchange, Registration and Transfer" will be required to obtain an interest payment, and upon receipt of such certification Euroclear or Cedel, as the case may be, will exchange the portion of the temporary global Note relating to such certification for an interest in a permanent global Note (unless the account holder requests that such portion be exchanged for a definitive Registered Note or Notes or a definitive Bearer Note or Notes). (Indentures ss.304).

PERMANENT GLOBAL NOTES

     If any Notes of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Note may exchange such interests for Notes of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Note delivered in exchange for any portion of a permanent global Note shall be delivered to any location in the United States or its possessions in connection with such exchange. (Indentures ss.305). Principal of and any premium and interest on any permanent global Note will be payable in the manner described in the applicable Prospectus Supplement. (Indentures ss.304).

LIMITATIONS ON LIENS ON STOCK OF CITIBANK

     Citicorp has covenanted in the Senior Indenture that, so long as any of the Senior Notes issued thereunder which mature more than ten years after their issuance are Outstanding, it will not create, incur, assume or suffer to exist any mortgage, pledge, security interest or other encumbrance, as security for indebtedness for borrowed money, upon any shares of Voting Stock of Citibank owned by Citicorp, without effectively providing that the Senior Notes issued under such Indenture which mature more than ten years after their issuance shall be secured equally and ratably with, or prior to, such indebtedness; provided, however, that Citicorp shall be permitted to create, incur, assume or suffer to exist any such mortgage, pledge, security interest or other encumbrance without regard to the foregoing provisions so long as after giving effect thereto Citicorp will own at least 80% of the Voting Stock of Citibank then issued and outstanding, free and clear of any such mortgage, pledge, security interest or other encumbrance. For the purpose of this covenant, the term "Voting Stock" of Citibank shall mean stock of any class or classes, however designated, having ordinary voting power for the election of a majority of the board of directors of Citibank, other than stock having such power only by reason of the happening of a contingency. (Senior Indenture ss.1005). The foregoing covenant also applies to the Original Subordinated Notes but is not a provision of the Subordinated Indenture and does not apply to any series of Subordinated Notes.

DEFAULTS; EVENTS OF DEFAULT

     Unless otherwise provided in the applicable Prospectus Supplement, the following will be "Events of Default" under the Senior Indenture with respect to any series of Senior Notes: (a) failure to pay principal of or any premium on any Senior Note of that series at maturity; (b) failure to pay any interest on any Senior Note of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Senior Note of that series; (d) failure to perform any other covenant of Citicorp in the Senior Indenture (other than a covenant included in the Senior Indenture solely for the benefit of series of Senior Notes other than that series) continued for 60 days after written notice of such default; (e) certain events of bankruptcy, insolvency or reorganization of Citicorp or Citibank; and (f) any other Event of Default provided with respect to Senior Notes of that series. (Senior Indenture ss.501).

     Unless otherwise provided in the applicable Prospectus Supplement, the following will be "Defaults" under the Subordinated Indenture with respect to any series of Subordinated Notes: (a) failure to pay principal of or any premium on any of the Subordinated Notes of that series at maturity; (b) failure to pay any interest on any Subordinated Note of that series when due, continued for 30 days; (c) failure to perform any other covenant of Citicorp in the Subordinated Indenture (other than a covenant included in the Subordinated Indenture solely for the benefit of series of Subordinated Notes other than that series) continued for 60 days after written notice of such default; (d) any Event of Default; and (e) any other Default provided with respect to Subordinated Notes of that series. (Subordinated Indenture ss.503). Unless otherwise provided in the applicable Prospectus Supplement, the following will be the Events of Default under the Subordinated Indenture with respect to any series of Subordinated Notes: (x) certain events of bankruptcy, insolvency or reorganization of Citicorp; and (y) any other Event of Default provided with respect to Subordinated Notes of that series. (Subordinated Indenture ss.501). Unless an Event of Default has occurred and shall be continuing with respect to a series of Subordinated Notes, neither the holders of such Subordinated Notes nor the Subordinated Trustee may declare the acceleration of the payment of principal or premium, if any, of such Subordinated Notes under the Subordinated Indenture.

     Subject to the provisions of the applicable Indenture relating to the duties of the related Trustee, in case an Event of Default with respect to either the Senior Notes or the Subordinated Notes shall occur, or in case a Default with respect to the Subordinated Notes shall occur and be continuing, such Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders of Notes of any series or any related coupons unless such holders shall have offered to such Trustee reasonable indemnity. (Indentures ss.ss.601, 603). The holders of a majority in aggregate principal amount of the Outstanding Notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the related Trustee, or exercising any trust or power conferred on the Trustee, with respect to Notes of that series, provided that such direction does not conflict with applicable law or the applicable Indenture or have a substantial likelihood of involving such Trustee in personal liability. (Indentures ss.512).

     If an Event of Default with respect to Notes of any series at the time Outstanding shall occur and be continuing, either the related Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Notes of that series may declare the principal, or, if any such Notes are Original Issue Discount Notes, such lesser amounts as may be described in the applicable Prospectus Supplement, of all such Outstanding Notes of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Notes of any series has been made but before a judgment or decree for payment of money due has been obtained by such Trustee, the holders of a majority in aggregate principal amount of Outstanding Notes of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made and all Events of Default have been remedied or waived. (Indentures ss.502).

     No holder of any Notes of any series or any related coupons will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such holder shall have previously given to the related Trustee written notice of a continuing Event of Default, with respect to the Senior Notes or the Subordinated Notes of that series, or of a continuing Default with respect to the Subordinated Notes of that series, the holders of at least 25% in aggregate principal amount of the Outstanding Notes of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding Notes of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Indentures ss.507). However, such limitations do not apply to a suit instituted by a holder of an Outstanding Note of that series for enforcement of payment of the principal of, or any premium or interest on, such Note on or after the respective due dates expressed in such Note. (Indentures ss.508).

     Citicorp is required to furnish annually to each Trustee a statement as to its performance or fulfillment of covenants, agreements or conditions in the applicable Indenture and as to the absence of defaults thereunder. (Indentures ss.1004).

MEETINGS, MODIFICATION AND WAIVER

     Modifications and amendments of each Indenture may be made by Citicorp and the related Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding Notes of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holders of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Note, (b) reduce the principal amount of, or premium or interest on, any Note, (c) change any obligation of Citicorp to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Note payable upon acceleration of the Maturity thereof,
(e) change the coin or currency in which any Note or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (g) reduce the percentage in principal amount of Outstanding Notes of any series, the consent of whose holders is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults, (h) reduce the requirements contained in such Indenture for quorum or voting, (i) change any obligation of Citicorp to maintain an office or agency in the places and for the purposes required by such Indenture, or (j) modify any of the above provisions. (Indentures ss.902). Under certain limited circumstances, modifications and amendments of such Indenture may be made by Citicorp and the related Trustee without the consent of any holders of Outstanding Notes. (Indentures ss.901).

     The holders of at least a majority in aggregate principal amount of the Outstanding Notes of a series may, on behalf of the holders of all the Notes of that series, waive, insofar as that series is concerned, compliance by Citicorp with certain restrictive provisions of the applicable Indenture. (Indentures ss.1007). The holders of not less than a majority in aggregate principal amount of the Outstanding Notes of a series may, on behalf of all holders of Notes of that series and any coupons appertaining thereto, waive any past default under the applicable Indenture with respect to Notes of that series, except a default
(a) in the payment of principal of or any premium or interest on any Note of such series or (b) in respect of a covenant or provision of the applicable Indenture which cannot be modified or amended without the consent of the holders of each Outstanding Note of such series affected. (Indentures ss.513).

     Each Indenture provides that in determining whether the holders of the requisite principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of holders of Notes for quorum purposes, (i) the principal amount of an Original Issue Discount Note that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and
(ii) the principal amount of a Note denominated in a foreign currency or currency unit shall be the U.S. dollar equivalent, determined on the date of original issuance of such Note, of the principal amount of such Note or, in the case of an Original Issue Discount Note, the U.S. dollar equivalent, determined on the date of original issuance of such Note, of the amount determined asprovided in (i) above. (Indentures ss.101).

     Each Indenture contains provisions for convening meetings of the holders of Notes of a series if Notes of that series are issuable as Bearer Notes. (Indentures ss.1301). A meeting may be called at any time by the Trustee, and also, upon request, by Citicorp or the holders of at least 10% in aggregate principal amount of the Outstanding Notes of such series, in any such case upon notice given in accordance with "Notices" below. (Indentures ss.1302). Except for any consent which must be given by the holder of each Outstanding Note affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the Outstanding Notes of that series; provided, however, that, except for any consent which must be given by the holder of each Outstanding Note affected thereby, as described above, any resolution with respect to any consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the holders of not less than a specified percentage in aggregate principal amount of Outstanding Notes of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of not less than such specified percentage in aggregate principal amount of the Outstanding Notes of that series. Any resolution passed or decision taken at any meeting of holders of Notes of any series duly held in accordance with the applicable Indenture will be binding on all holders of Notes of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any adjourned meeting, will be Persons holding or representing a majority in aggregate principal amount of the Outstanding Notes of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the holders of not less than a specified percentage in aggregate principal amount of the Outstanding Notes of a series, the Persons holding or representing such specified percentage in aggregate principal amount of the Outstanding Notes of such series will constitute aquorum. (Indentures ss.1304).

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Citicorp may, without the consent of the holders of any of the Outstanding Notes of a series, consolidate with, merge into or transfer its assets substantially as an entirety to any corporation organized under the laws of any domestic or foreign jurisdiction, provided that (i) the successor corporation assumes Citicorp's obligations on the Notes of each series and under the applicable Indenture, (ii) after giving effect thereto, with respect to the Senior Notes, no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default shall have occurred and be continuing, (iii) after giving effect thereto, with respect to the Subordinated Notes, no Default, and no event which, after notice or lapse of time, or both, would become a Default, shall have happened and be continuing, and (iv) certain other conditions are met. (Indentures ss.ss.801, 802).

ASSUMPTION OF OBLIGATIONS

     If so specified in an applicable Prospectus Supplement for a series of Notes issuable as Bearer Notes, Citicorp may elect at any time to assign to a Subsidiary or an Affiliate of Citicorp, and cause such Subsidiary or Affiliate to assume, the obligations of Citicorp for the due and punctual payment of the principal of and any premium and interest on all the Notes of such series and the performance of every covenant of the applicable Indenture, except as described below, on the part of Citicorp to be performed or observed with respect to the Notes of such series, provided that (i) Citicorp has the right to redeem the Notes of such series in the event of certain changes involving United States taxes or the imposition of certain reporting requirements as expressly described in the applicable Prospectus Supplement and the circumstances and conditions expressly described in such Prospectus Supplement giving rise to Citicorp's right so to redeem the Notes of such series have occurred, are in effect and have been satisfied, as the case may be, (ii) no payment of principal of or any premium or interest on any of the Notes of such series is overdue, (iii) Citicorp unconditionally guarantees the performance of the obligations of such Subsidiary or Affiliate under the applicable Indenture and under the Notes of such series, (iv) Citicorp and such Subsidiary or Affiliate each agrees to indemnify the holder of each Note of such series against (A) any tax, assessment or governmental charge which is imposed on such holder by a jurisdiction other than the United States or any political subdivision or taxing authority thereof or therein with respect to, and which is withheld on the making of, the payment of the principal of or any premium or interest on such Note, and which would not have been so imposed and withheld had such assignment and assumption not been made, (B) any tax, assessment or governmental charge imposed on or relating to the act of assignment and assumption and (C) any costs or expenses of the act of assignment and assumption, (v) after giving effect thereto, no Event of Default with respect to the Senior Notes or the Subordinated Notes and no Default with respect to the Subordinated Notes, and no event which, after notice or lapse of time, or both, would become an Event of Default or Default, respectively, shall have occurred and be continuing, and
(vi) certain other conditions are met. (Indentures ss.803). Notwithstanding any assignment and assumption with respect to the Notes of a series as described in this paragraph, Citicorp will remain unconditionally obligated to comply with such provisions of each Indenture as may be required to comply with applicable law and, with respect to the Senior Notes and the Original Subordinated Notes, Citicorp shall remain unconditionally obligated to comply with the covenant described above under "Limitations on Liens on Stock of Citibank." (Indentures ss.ss.803, 804).

NOTICES

     Except as otherwise provided in the applicable Indenture, notices to holders of Bearer Notes will be given by publication at least twice in a daily newspaper of general circulation in The City of New York and in such other city or cities as may be specified in such Notes. Notices to holders of Registered Notes will be given by mail to the addresses of such holders as they appear in the Security Register. (Indentures ss.ss.101, 106).

TITLE

     Title to any Bearer Notes (including Bearer Notes in temporary global form and in permanent global form) and any coupons appertaining thereto will pass by delivery. Citicorp, the related Trustee and any agent of Citicorp or such

Trustee may treat the bearer of any Bearer Note and the bearer of any coupon and the registered owner of any Registered Note as the absolute owner thereof (whether or not such Note or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Indentures ss.308).

REPLACEMENT OF NOTES AND COUPONS

     Any mutilated Note or a Note with a mutilated coupon appertaining thereto will be replaced by Citicorp at the expense of the holder upon surrender of such Note to the related Trustee. Notes or coupons that become destroyed, lost or stolen will be replaced by Citicorp at the expense of the holder upon delivery to such Trustee of evidence of the destruction, loss or theft thereof satisfactory to Citicorp and such Trustee; in the case of any coupon which becomes destroyed, lost or stolen, such coupon will be replaced by issuance of a new Note in exchange for the Note to which such coupon appertains. In the case of a destroyed, lost or stolen Note or coupon, an indemnity satisfactory to such Trustee and Citicorp may be required at the expense of the holder of such Note or coupon before a replacement Note will be issued. (Indentures ss.306).

DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise specified in the applicable Prospectus Supplement for a series of Notes, Citicorp may cause itself (i) to be discharged from any and all obligations with respect to such Notes (subject to the terms of the applicable Indenture) ("defeasance") and/or (ii) to be released from its obligations described above under "Limitations on Liens on Stock of Citibank" with respect to the Senior Notes or Original Subordinated Notes ("covenant defeasance"), upon the deposit with the related Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such Notes to Maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, Citicorp must deliver to the related Trustee an Opinion of Counsel to the effect that the holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a published ruling of the Internal Revenue Service or changes in applicable United States federal income tax law occurring after the date of the applicable Indenture. (Indentures Article Fourteen).

     Defeasance by Citicorp with respect to the Notes of a series is permitted notwithstanding Citicorp's prior covenant defeasance with respect to such series. Following a defeasance, payment of such Notes may not be accelerated because of an Event of Default or a Default. (Indentures ss.1402). Following a covenant defeasance, payment of Senior Notes or the Original Subordinated Notes may not be accelerated by reference to the covenant noted under clause (ii) above. (Senior Indenture ss.1403, Original Subordinated Indenture ss.1403). However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on such Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

SUBORDINATION

          The Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness (as defined below) of Citicorp. In the event that Citicorp shall default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the principal of or interest on the indebtedness evidenced by the Subordinated Notes, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Notes. In the event of (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Citicorp, its creditors or its property, (b) any proceeding for the liquidation, dissolution or other winding-up of Citicorp, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (c) any assignment by Citicorp for the benefit of creditors or (d) any other marshaling of the assets of Citicorp, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution under the Subordinated Notes, whether in cash, securities or other property, shall be made to any Subordinated Note holders. In such event, any payment or distribution under the Subordinated Notes, whether in cash, securities or other property (other than securities of Citicorp or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate at least to the extent provided in the subordination provisions with respect to the Subordinated Notes to the payment of all Senior Indebtedness at the time outstanding, and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for those subordination provisions) be payable or deliverable in respect of the Subordinated Notes, shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall have been paid in full. If any payment or distribution under the Subordinated Notes, of any character whether in cash, securities or other property (other than securities of Citicorp or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Notes, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by any holder of any Subordinated Notes in contravention of any of the terms hereof and before all the Senior Indebtedness shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred, to the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full(Subordinated Indenture ss.1501).

     "Senior Indebtedness" means any obligation of Citicorp to its creditors, whether outstanding or subsequently incurred, other than (a) all subordinated securities and subordinated capital notes issued or which may be issued under certain specified indentures; (b) all guarantees of indebtedness of subsidiaries of Citicorp that may be issued under certain specified subordinated indentures of those subsidiaries; (c) any obligation as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligation is not Senior Indebtedness (including, without limitation, all other unsecured and subordinated indebtedness of Citicorp); and
(d) any securities issued under the Original Subordinated Indenture or the Subordinated Indenture, including Subordinated Notes. (Subordinated Indenture ss.101). Neither Indenture limits the issuance of additional Senior Indebtedness.

     Because Citicorp is a holding company, its rights and the rights of its creditors, including the holders of the Notes, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Citicorp may itself be a creditor with recognized claims against the subsidiary.

GOVERNING LAW

     Each Indenture, the Notes and the coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Indentures ss.113).

CONCERNING THE TRUSTEES

     United States Trust Company of New York, the Senior Trustee, has its principal corporate trust office at 114 West 47th Street, New York, New York 10036 and is also trustee under other Citicorp indentures under which unsecured debt securities are currently outstanding.

     Chemical Bank, the Subordinated Trustee, has its principal corporate trust office at 450 West 33rd Street, New York, New York 10001, and is also trustee under other indentures under which subordinated unsecured debt securities issued or guaranteed by Citicorp are currently outstanding.

     Citicorp or its affiliates maintain certain accounts and other banking relationships with the Trustees and their respective affiliates.

LIMITATIONS ON ISSUANCE OF EURO-NOTES

     In compliance with United States federal tax laws and regulations, Euro?Notes may not be offered or sold during the restricted period (as defined below) in the United States or its possessions or to a United States person (each as defined below) other than an exempt purchaser (as defined below). Furthermore, in compliance with such federal tax laws and regulations, Euro-Notes may not be delivered, in connection with the sale thereof during the restricted period, in definitive form within the United States or its possessions.

     Citicorp will not offer or sell Euro-Notes during the restricted period to a person who is within the United States or its possessions or to a United States person other than an exempt purchaser, and any underwriter, agent and dealer participating in the offering of Euro-Notes must covenant that: (i) it has not and will not offer or sell the Euro-Notes during the restricted period to a person who is within the United States or its possessions or to a United States person other than an exempt purchaser; (ii) it has in effect, in connection with the offer and sale of the Euro-Notes during the restricted period, procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling the Euro?Notes are aware that the Euro-Notes cannot be offered or sold during the restricted period to a person who is within the United States or its possessions or who is a United States person (other than an exempt purchaser); (iii) it will not permit any affiliate (within the meaning of Section 1.163-5(c)(2)(i)(D)(4)(iii) of the regulations issued under the Internal Revenue Code (the "Treasury Regulations")) to acquire any Euro-Note for the purpose of offering or selling it during the restricted period unless such affiliate provides it (for the benefit of Citicorp) with the covenants contained in this paragraph; (iv) it will not deliver any Euro-Notes, in connection with the sale thereof during the restricted period, in definitive form within the United States or its possessions; (v) it will not enter into any written contract with another distributor (within the meaning of Section 1.163-5(c)(2)(i)(D)(4) of the Treasury Regulations) to offer or sell the Euro-Notes during the restricted period unless such distributor provides it (for the benefit ofCiticorp) with the covenants contained in this paragraph; and (vi) if it is a United States person, it is acquiring the Euro-Notes for purposes of resale in connection with their original issuance and if it retains the Euro-Notes for its own account, it will only do so in accordance with the requirements of Section 1.163-5(c)(2)(i)(D)(6) of the Treasury Regulations.

     For purposes of the selling restrictions described in this section, an offer or sale will be considered to be made to a person who is within the United States or its possessions if the offeror or seller of the Euro-Notes has an address within the United States or its possessions for the offeree or buyer of the Euro-Notes with respect to the offer or sale. Bearer Notes and any coupons appertaining thereto (including Euro?Notes in permanent global form exchangeable for Bearer Notes) will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

     As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, "United States" means the United States of America (including the States and the District of Columbia) and "possessions" of the United States include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and Northern Mariana Islands, "restricted period" means with respect to a Note, the period beginning on the earlier of the closing date or the first date on which the Note is offered to persons other than distributors and ending on the expiration of the 40?day period beginning on such date, except that, notwithstanding the foregoing, any offer or sale of the Notes by Citicorp or a distributor shall be deemed to be made during the restricted period if Citicorp or the distributor holds the Note as part of an unsold allotment or subscription, and "exempt purchaser" means (A) an exempt distributor (as defined in Section 1.163-5(c)(2)(i)(D)(5) of the Treasury Regulations) that covenants that it is buying the Euro-Notes for the purpose of resale in connection with the original issuance thereof, and that if it retains the Euro-Notes for its own account, it will do so only in accordance with the requirements of Section 1.163-5(c)(2)(i)(D)(6) of the Treasury Regulations; (B) an international organization described in Section 7701(a)(18) of the Internal Revenue Code; (C) a foreign central bank (as defined in Section 895 of the Internal Revenue Code and the Treasury Regulations thereunder); (D) a foreign branch of a United States financial institution as described in Section 1.163-5(c)(2)(i)(D)(6)(i) of the Treasury Regulations; and (E) a United States person who acquires the Euro-Notes through the foreign branch of a United States financial institution and who holds the Euro?Notes through such financial institution. Notwithstanding the foregoing, however, (i) a person described in (A) of this paragraph will not be considered an exempt purchaser with respect to offers to a non-United States office of such person; (ii) a person described in
(B) or (C) of this paragraph will not be considered an international organization or a foreign central bank, as the case may be, with respect to offers that are not made directly and specifically to such person; (iii) a person described in (E) of this paragraph will be considered an exempt purchaser only with respect to sales of the Euro-Notes; and (iv) a person described in (D) or (E) of this paragraph will not be considered an exempt purchaser unless the financial institution holding the Euro-Note provides a certificate to Citicorp or the distributor selling the Euro-Note stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the Treasury Regulations thereunder.

                             FOREIGN CURRENCY RISKS

GENERAL

     Notes may be denominated in such foreign currencies or currency units as may be designated by Citicorp at the time of offering (the "Foreign Currency Securities").

     PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN FOREIGN
CURRENCY SECURITIES. FOREIGN CURRENCY SECURITIES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     The information set forth below is directed to prospective purchasers of Foreign Currency Securities who are United States residents, and Citicorp disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase or holding of a Foreign Currency Security or the receipt of payments of principal of and any premium and interest on a Foreign Currency Security. Such persons should consult their own legal advisors with regard to such matters.

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Foreign Currency Securities entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the relevant foreign currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events over which Citicorp has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile, and significant volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Security. Changes in the exchange rate of the relevant foreign currency applicable to a Foreign Currency Security against the U.S. dollar would generally result in changes in the U.S. dollar-equivalent market value of the Security.

                              PLAN OF DISTRIBUTION

     Securities may be offered and sold by any of three means of distribution:
(1) through agents, (2) through underwriters or dealers or (3) directly to one or more purchasers. Such underwriters, dealers or agents may be affiliates of Citicorp, and offers and sales of Securities may include secondary market transactions by affiliates of Citicorp. The applicable Prospectus Supplement will set forth the terms of the offering to which such Prospectus Supplement relates, including the name or names of any underwriters or agents, the public offering or purchase price, the net proceeds to Citicorp from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, any commissions allowed or paid to agents, and the securities exchanges, if any, on which such Securities will be listed. Dealer trading may take place in certain of the Securities, including Securities not listed on any securities exchange. Direct sales may be made on a nationalsecurities exchange or otherwise.

     The Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If so indicated in the applicable Prospectus Supplement, Citicorp will authorize underwriters or agents to solicit offers by certain institutions to purchase securities from Citicorp pursuant to Delayed Delivery Contracts providing for payment and delivery at a future date.

     Each underwriter and agent participating in the distribution of any Euro-Notes will agree that it will not offer, sell or deliver, directly or indirectly, such Notes, in connection with the sale thereof during the restricted period, inthe United States or to United States persons, with certain limited exceptions. See "Limitations on Issuance of Euro-Notes."

     Any underwriter or agent participating in the distribution of the Securities may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), of the Securities so offered and sold and any discounts or commissions received by them and any profit realized by them on the sale or resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, agents and their controlling persons may be entitled, under agreements entered into with Citicorp, to indemnification by Citicorp against certain civil liabilities, including liabilities under the Securities Act.

     This Prospectus and related Prospectus Supplements may be used by direct or indirect subsidiaries of Citicorp in connection with offers and sales related to secondary market transactions. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

     The participation of an affiliate or subsidiary of Citicorp in the offer and sale of the Securities will comply with the requirements of Schedule E of the By-laws of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting securities of an affiliate. No NASD member participating in offers and sales will execute a transaction in the Securities in a discretionary account without the prior written specific approval of the member's customer.

     Underwriters, agents or their controlling persons may engage in transactions with and perform services for Citicorp in the ordinary course of business.

                             VALIDITY OF SECURITIES

     The validity of the Securities will be passed upon for Citicorp by Stephen
E. Dietz, as an Associate General Counsel of Citibank. Mr. Dietz owns or has the right to acquire a number of shares of Common Stock of Citicorp equal to less than 0.01% of the outstanding Common Stock of Citicorp.

                                     EXPERTS

     The consolidated financial statements of Citicorp and subsidiaries included in Citicorp's Annual Report and Form 10-K for 1994 have been incorporated herein by reference in reliance upon the report set forth therein of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 financial statements refers to the fact that in 1994 Citicorp adopted Statement of Financial Accounting Standards ("SFAS")No. 112, "Employers' Accounting for Postemployment Benefits," SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," and in 1993 Citicorp adopted SFAS No. 106, "Employers' Accounting for
Postretirement Benefits Other Than Pensions" and SFAS No. 109, "Accounting for Income Taxes."

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CITICORP OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED HEREBY NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THIS DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION THEY CONTAIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                -----------------

                TABLE OF CONTENTS

              PROSPECTUS SUPPLEMENT

                                                  Page
                                                  ----
Summary financial Data .......................    S-3
Ratios of Income to Fixed Charges ............    S-4
Description of Offered Notes .................    S-4
Underwriting .................................    S-6
Validity of Offered Notes ....................    S-6

                  PROSPECTUS

Available Information ........................      3
Incorporation of Certain Documents
 by Reference ................................      3
Citicorp .....................................      3
Use of Proceeds ..............................      4
Description of Notes .........................      4
Foreign Currency Risks .......................     16
Plan of Distribution .........................     16
Validity of Securities .......................     17
Experts ......................................     17



                                  $300,000,000


                                     [LOGO]


                              5-5/8% SENIOR NOTES
                              DUE FEBRUARY 15, 2001




                              ---------------------
                              PROSPECTUS SUPPLEMENT
                                FEBRUARY 8, 1996
                              ---------------------





                            CITICORP SECURITIES, INC.

                            BEAR, STEARNS & CO. INC.

                              SALOMON BROTHERS INC

                               UBS SECURITIES INC.